Exhibit 99.1

Duke Energy Corporation InvestorDirect Choice Plan

Optional Investments Over Maximum Monthly Amount

Optional investments in excess of $100,000 per month (including any initial investments in excess of $100,000) may be made only with our approval by investors that submit electronic mail requests relating to such investments, which we call Requests for Waiver, in accordance with the procedures described below.

This document is intended to be used in conjunction with the accompanying Plan prospectus. In the event that any provision of the Plan described in the accompanying prospectus conflicts with any part of the description below as it relates to an optional investment pursuant to a Request for Waiver, the provisions of this document will govern.

Any investor interested in submitting a Request for Waiver that is not already a Plan participant must first submit a completed Enrollment Form to the Administrator. Any Plan participant that is interested in submitting a Request for Waiver must first notify the Administrator using the contact information in the Plan prospectus. The Administrator will assign to the participant a unique account number and an accompanying password, which will allow access to a secure website set up to receive Requests for Waiver. See “Electronic Submission of Requests for Waiver” below.

We have sole discretion to accept or not accept any optional investments made pursuant to a Request for Waiver. In deciding whether to accept or not accept any such optional investment, we will consider relevant factors, including:

•	whether the Plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares that party holds of record;

•	the discount proposals submitted; and

•	the aggregate amount of optional investments for which Requests for Waiver have been submitted for the month.

If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate.

Electronic Submission of Requests for Waiver—The Administrator will create a web page, linked upon our website at www.duke-energy.com/investors, which will contain relevant information during any period in which we will accept optional investments pursuant to Requests for Waiver. The Web site will also contain a form for submitting a Request for Waiver via electronic mail through the Web site.

The Administrator must receive electronic Requests for Waiver between 8:00 a.m. (New York City time) on the third business day before the first day of the pricing period for the relevant Investment Date, and 10:00 a.m. on the second business day before the first day of such pricing period. Each Request for Waiver must include, in addition to certain investor information and the dollar amount which the investor wishes to invest, a “discount proposal” specifying the waiver discount which the investor proposes to be applicable to its optional investment. For further information on waiver discounts, see “Waiver Discount” below. The waiver discount in the discount proposal must be expressed as a percentage carried out to two decimal places.

The Administrator will notify investors whose Requests for Waiver have been accepted by us by 5:00 p.m. on the second business day before the first day of the applicable pricing period, and must receive their optional investments by wire transfer no later than 12:00 noon on the first business day before the first day of the applicable pricing period. The Administrator will apply all optional investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our common stock on the next Investment Date. All such optional investments received after 12:00 noon on the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the Administrator pending investment.

Pricing Period—The price of each newly issued share of our common stock purchased pursuant to a Request for Waiver will be the average of the daily high and low sale prices, computed to four decimal places, of our common stock as reported on the New York Stock Exchange for the relevant “pricing period”—that is, the ten trading days immediately preceding the relevant Investment Date (except as provided below in “Threshold Price”)—less an amount based on any applicable waiver discount as described below. A “trading day” means a day on which trades in our common stock are reported on the New York Stock Exchange.

Threshold Price—We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to optional investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the Administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.

The threshold price will be the dollar amount that the average of the high and low sale prices of our common stock on the New York Stock Exchange must equal or exceed for each trading day during the relevant pricing period. In the event that the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for one of the ten trading days in a pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

A portion of each optional investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth of the total amount of that optional investment for each trading day that the threshold price is not satisfied. For example, if the threshold price is not satisfied or no sales are reported for one of the ten trading days in a pricing period, one-tenth of the optional investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of the investment in the event a threshold price is not satisfied, apply only to optional investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

Waiver Discount—We may, in our sole discretion, permit a “waiver discount” of 0% to 3% from the market price applicable to optional investments made pursuant to Requests for Waiver for a particular Investment Date, and, if a waiver discount is permitted, establish a maximum waiver discount of not more than 3% for that Investment Date. For any Request for Waiver to be considered by us, the waiver discount, if any, in the applicable discount proposal may not exceed the maximum waiver discount, if any, for the relevant Investment Date. The maximum waiver discount may vary for different Investment Dates but will apply uniformly to all optional investments made pursuant to Requests for Waiver with respect to a particular Investment Date.

We will determine, in our sole discretion, the amount of any maximum waiver discount after a review of current market conditions, the level of participation and our current and projected capital needs. At least three business days before the first day of the applicable pricing period, we will determine whether to permit a waiver discount and, if a waiver discount is permitted, the amount of the maximum waiver discount, and will notify the Administrator. Neither we nor the Administrator will be required to provide any written notice of the maximum waiver discount, if any, for any pricing period.

Optional investments that do not exceed $100,000 per month as well as dividend reinvestments will not be subject to a waiver discount or a threshold price.

Plan of Distribution

In connection with the administration of the Plan, we may be requested to approve optional investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business. In deciding whether to accept or not accept an optional investment made pursuant to such a Request for Waiver, we will consider relevant factors, including:

•	whether the Plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock under the Plan;

•	the person submitting the request, including the extent and nature of that person’s prior participation in the Plan and the number of shares that person holds of record;

•	the discount proposals submitted; and

•	the aggregate amount of optional investments for which Requests for Waiver have been submitted for the month.

We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional investments made pursuant to Requests for Waiver by such persons. If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are willing to accept, we may honor any, all or none of such requests on any basis that we, in our sole discretion, consider appropriate.